UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 16, 2025

AMPLIFY ENERGY CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35512	82-1326219
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas Street, Suite 1700 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 219-9001

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b):

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AMPY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 16, 2025, Amplify Energy Corp., a Delaware corporation (the “Company”), entered into a Cooperation Agreement (the “Cooperation Agreement”) with Clint Coghill, Stoney Lonesome HF LP (“SL HF”) and The Drake Helix Holdings, LLC (together with Mr. Coghill and SL HF, the “Investor Parties”) regarding the composition of the Company’s board of directors (the “Board”) and related matters.

Pursuant to the Cooperation Agreement, the Company agreed to, among other things: (a) appoint Mr. Coghill to the Board as an independent director, effective as of May 16, 2025, for an initial term expiring at the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”); (b) include Mr. Coghill on the Company’s slate of director nominees for election at the 2025 Annual Meeting and recommend that the Company’s stockholders vote in favor of Mr. Coghill’s election at the 2025 Annual Meeting; (c) appoint Mr. Coghill as Lead Independent Director of the Board; and (d) appoint Mr. Coghill to the Compensation Committee of the Board.

Under the terms of the Cooperation Agreement, the Investor Parties agreed to certain voting and standstill provisions (subject to certain customary carveouts) that generally remain in place until the earlier of (x) 30 days prior to the director nomination deadline for the Company’s 2026 annual meeting of stockholders pursuant to the Third Amended and Restated Bylaws of the Company and (y) the date that is 120 days prior to the first anniversary of the 2025 Annual Meeting. The Company and Investor Parties also agreed to mutual non-disparagement obligations.

The foregoing summary of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the Cooperation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 is incorporated into this Item 5.02 by reference.

On May 16, 2025, pursuant to the Cooperation Agreement, the Board appointed Mr. Coghill, age 53, to serve as a director of the Company effective as of May 16, 2025. Mr. Coghill will serve for an initial term expiring at the 2025 Annual Meeting or until his earlier resignation or removal. The Board also appointed Mr. Coghill as the Lead Independent Director of the Board and a member of the Board’s Compensation Committee.

The Board has determined that Mr. Coghill is an independent director according to New York Stock Exchange listing standards. Mr. Coghill will be entitled to receive the standard annual cash and equity compensation paid to all non-employee directors of the Company. Non-employee directors are also reimbursed for all out-of-pocket expenses in connection with attending meetings of the Board and its committees.

Additionally, Mr. Coghill entered into an indemnification agreement substantially similar to the indemnification agreements that have been entered into with each of the other executive officers and directors of the Company.

Other than the Cooperation Agreement, there are no arrangements or understandings between Mr. Coghill and any other person pursuant to which he was elected as a director of the Company. The Company is not aware of any transaction with Mr. Coghill that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On May 19, 2025, the Company issued a press release announcing the events described in Item 5.02 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Cooperation Agreement, dated as of May 16, 2025, by and among Amplify Energy Corp., Clint Coghill, Stoney Lonesome HF LP and The Drake Helix Holdings, LLC.

99.1	Press Release, dated May 19, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 19, 2025

AMPLIFY ENERGY CORP.

By:	/s/ Martyn Willsher
Name: Martyn Willsher
Title: President and Chief Executive Officer